Exhibit 99.1

Deckers Outdoor Corporation Reports Record Third Quarter 2011 Financial Results

Company Reports Third Quarter Sales Increased 49.1% to a Record $414.4 Million
Third Quarter Diluted EPS Increased 48.6% to a Record $1.59
Company Raises Fiscal 2011 Outlook

GOLETA, Calif.--(BUSINESS WIRE)--October 27, 2011--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the third quarter ended September 30, 2011.

Third Quarter Highlights

  Net sales increased 49.1% to $414.4 million compared to $277.9 million last year.
  Gross margin increased 1.9 percentage points to 49.0% compared to 47.1% last year.
  Diluted EPS increased 48.6% to $1.59 compared to $1.07 last year.
  UGG® brand sales increased 47.3% to $376.7 million compared to $255.8 million last year.
  International sales increased 113.8% to $156.4 million compared to $73.2 last year.
  Domestic sales increased 26.0% to $257.9 million compared to $204.7 million last year.
  Retail sales increased 72.1% to $34.7 million compared to $20.2 million last year.
  Same store sales rose 15.4%.
  eCommerce sales increased 18.3% to $10.3 million compared to $8.7 million last year.

“The third quarter was an exceptionally strong period of sales and earnings growth for our Company led by the UGG brand,” stated Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. “We experienced higher domestic wholesale demand for the UGG brand fall line versus a year ago driven by the introduction of several new styles and new collections, including a broader assortment of men’s product. At the same time, our international sales more than doubled fueled by the growth in wholesale unit volumes in the United Kingdom and Benelux, coupled with an increase in sales resulting from our conversion to wholesale operations in these regions. Our retail stores, which now total 37 worldwide, performed very well during the third quarter highlighted by a 15.4% same store sales increase. The growth of the spring line earlier this year combined with the solid start to fall has created strong momentum for the UGG brand as we head into the holidays.”

Mr. Martinez continued, “Fiscal 2011 is on track to be another record year for Deckers Outdoor Corporation with the UGG brand poised to surpass $1 billion in annual sales. Equally important, we have made strategic investments that have strengthened our global operating platform and better positioned the company for sustainable long-term growth. These included our acquisition of the Sanuk® brand, our hiring of key personnel to spearhead international expansion, additional marketing and advertising investments, and our planned opening of a total of 17 new company-owned stores in fiscal year 2011. As we look out to next year, we remain optimistic about our growth opportunities despite some of the current headwinds facing the global economy. However, we will experience further increases in raw material prices in 2012.”

Division Summary

UGG® Brand

UGG brand net sales for the third quarter increased 47.3% to $376.7 million compared to $255.8 million for the same period last year. The sales gain was primarily attributable to higher sales in the United Kingdom and Benelux resulting from the conversion to wholesale operations in these markets, higher domestic fall wholesale sales, and an increase in sales of the fall line at company-owned retail stores.

Teva® Brand

Teva brand net sales for the third quarter increased 7.3% to $14.7 million compared to $13.7 million for the same period last year. The sales improvement was driven by an increase in global shipments of fall product, including higher sales of closed-toe footwear, partially offset by lower reorders of sandals in the United States. The third quarter of 2011 also benefited from the conversion to a wholesale business model in the United Kingdom.

Sanuk® Brand

Sanuk brand net sales were $15.6 million for the third quarter of 2011. The Company’s financial results include the Sanuk operations beginning July 1, 2011, the acquisition date.

Other Brands

Combined net sales of the Company’s other brands decreased 11.7% to $7.4 million for the third quarter compared to $8.4 million for the same period last year. The decrease in sales was primarily due to the impact of phasing out the Simple® brand, which is being discontinued at the end of 2011.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 72.1% to $34.7 million for the third quarter compared to $20.2 million for the same period last year, driven by 13 new stores and a same store sales increase of 15.4% for those stores that were open for the full three-month periods ended September 30, 2010 and 2011.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 18.3% to $10.3 million for the third quarter compared to $8.7 million for the same period last year. This increase was primarily attributable to higher demand for the UGG brand driven by new product introductions and enhanced marketing efforts combined with the launch of the UGG brand’s United Kingdom website.

Balance Sheet

At September 30, 2011, cash and cash equivalents were $90.4 million compared to $250.5 million at September 30, 2010. The decrease in cash and cash equivalents is primarily attributable to $126.6 million of cash payments associated with the acquisition of the Sanuk brand. At September 30, 2011, the Company had $45.0 million in outstanding borrowings under its credit facility compared to none at September 30, 2010.

Inventories at September 30, 2011 increased 80.9% to $356.9 million compared to $197.3 million at September 30, 2010. By brand, UGG inventory increased $143.7 million to $324.0 million at September 30, 2011, Teva inventory increased $5.7 million to $16.9 million at September 30, 2011, and our other brands’ inventory increased $1.0 million to $6.8 million at September 30, 2011. Sanuk brand inventories were $9.2 million at September 30, 2011. The increase in inventory at September 30, 2011 was primarily attributable to the growth in fourth quarter orders for the UGG brand, the warehousing of fourth quarter 2011 inventory supporting the new wholesale United Kingdom and Benelux business that was fulfilled by international distributors last year, the increase in retail stores, and the additional inventory associated with the Sanuk brand.

Net intangible assets at September 30, 2011 were $211.9 million compared to $25.2 million at September 30, 2010. The increase in net intangible assets is primarily due to the preliminary purchase price allocation of the acquisition of the Sanuk brand.

Full-Year 2011 Outlook

Based on better than expected third quarter results the Company is raising its full-year outlook as follows:

  The Company now expects its full-year revenue to increase approximately 33% over 2010 levels, compared to previous guidance of approximately 26%. UGG brand sales are expected to increase approximately 32%, compared to previous guidance of 25%. Teva brand sales are expected to increase by approximately 20%, while other brand sales are expected to be down by approximately 10%. The newly acquired Sanuk brand is expected to generate sales in the high $20 million range.
  The Company now expects its full-year diluted earnings per share to increase approximately 22% over 2010, compared to previous guidance of approximately 17%. This guidance assumes a gross profit margin of approximately 50% and SG&A as a percentage of sales of approximately 29%.
  Fiscal 2011 guidance includes estimates of approximately $31.6 million, or $0.56 per diluted share, pertaining to incremental investments and expenses in 2011 associated with new marketing and advertising programs, increased legal spend related to intellectual property rights protection, expenses related to the transition to a wholesale business model in Europe, and due diligence, audit, and transaction fees associated with the acquisition of the Sanuk brand.
  Fiscal 2011 guidance also includes approximately $4.9 million of amortization expense related to Sanuk brand intangible assets and approximately $2.8 million of accretion expense related to estimated contingent payments for the acquisition of the Sanuk brand. The $4.9 million of amortization expense and $2.8 million of accretion expense related to the Sanuk brand acquisition is subject to purchase price allocation adjustments.

Fourth Quarter Outlook

  The Company now expects fourth quarter 2011 revenue to increase approximately 29% over 2010 levels, compared to previous guidance of approximately 22%, and diluted earnings per share to increase approximately 33% over 2010 levels, compared to previous guidance of approximately 36%. The fourth quarter 2011 now includes approximately $2.0 million of additional expenses that were previously budgeted for the third quarter of 2011.

The Company’s conference call to review third quarter 2011 results will be broadcast live over the internet today, Thursday, October 27, 2011 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

About the Company

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Sanuk®, Teva®, Simple® Shoes, TSUBO®, Ahnu® and MOZO® are registered trademarks of Deckers Outdoor Corporation.

Forward Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual results in the future may differ materially from the future financial performance expected at the current time. In addition, the results reported in this release may differ from actual results filed with the Securities and Exchange Commission (SEC) for the quarter ended September 30, 2011 if material events or circumstances occur between now and our SEC filing. Those risks and uncertainties include, but are not limited to: the recent financial crisis and current global economic uncertainty; the ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; impairment losses on our intangible or tangible assets; flaws, shortages, or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; the risks of international commerce of manufacturing in China and Vietnam; the risks of conducting business outside the US, including foreign currency and global liquidity risks; the international markets we sell to are subject to compliance with a variety of laws and political and economic risks; risks related to international trade and import regulations and security procedures; our ability to implement our growth strategies, including our ability to successfully integrate newly acquired brands or convert international distributors to wholesale models; the success of our customers and the risk of losing one or more of our key customers; our ability to protect our intellectual property rights or deter counterfeiting; our dependence on independent manufacturers to maintain a continuous supply of finished goods that meet our quality standards; liquidity and market risks for our cash equivalents; the risk of losing key personnel; the interruption of key business processes and supporting information systems; loss of our warehouses; the impact of increases in petroleum and other energy prices, or demand for ocean containers or other means of transportation; the sensitivity of our sales to seasonal and weather conditions; we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; and the volatility of our common stock. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which the Company filed with the SEC on March 1, 2011, and under “Risk Factors” in any subsequent SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	September 30,	December 31,
Assets	2011	2010

Current assets:
Cash and cash equivalents	$90,425	445,226
Trade accounts receivable, net	227,675	116,663
Inventories	356,873	124,995
Prepaid expenses and other current assets	62,391	16,846
Deferred tax assets	12,002	12,002
Total current assets	749,366	715,732

Property and equipment, at cost, net	59,066	47,737
Intangible assets, net	211,921	24,918
Deferred tax assets	16,356	15,121
Other assets	8,970	5,486

Total assets	$1,045,679	808,994

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$45,000	-
Trade accounts payable	132,193	67,073
Accrued payroll	21,808	35,109
Other accrued expenses	55,944	17,515
Income taxes payable	5,819	25,166
Total current liabilities	260,764	144,863

Long-term liabilities	66,600	8,456

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	386	386
Additional paid-in capital	147,601	137,989
Retained earnings	567,866	513,459
Accumulated other comprehensive (loss) income	(553)	1,153
Total Deckers Outdoor Corporation stockholders' equity	715,300	652,987
Noncontrolling interest	3,015	2,688
Total equity	718,315	655,675

Total liabilities and equity	$1,045,679	808,994

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Nine-month period ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$414,358	277,879	$773,431	570,865
Cost of sales	211,505	146,926	402,188	301,262
Gross profit	202,853	130,953	371,243	269,603

Selling, general and administrative expenses	112,192	64,639	263,185	161,252
Income from operations	90,661	66,314	108,058	108,351

Other (expense) income, net:	(50)	213	131	775
Income before income taxes	90,611	66,527	108,189	109,126

Income tax expense	28,266	24,555	33,539	40,104

Net income	62,345	41,972	74,650	69,022
Net loss (income) attributable to the
noncontrolling interest	139	171	(327)	(18)

Net income attributable to Deckers Outdoor Corporation	$62,484	42,143	$74,323	69,004

Net income per share attributable to Deckers Outdoor Corporation common stockholders:
Basic	$1.62	1.09	$1.93	1.79
Diluted	$1.59	1.07	$1.89	1.76

Weighted-average common shares outstanding:
Basic	38,603	38,615	38,595	38,638
Diluted	39,190	39,228	39,276	39,258

CONTACT:
Deckers Outdoor Corporation
Tom George
Chief Financial Officer
805-967-7611
or
Investor Relations:
ICR, Inc.
Brendon Frey, 203-682-8200